UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 8, 2005
UST INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-17506	06-1193986

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

100 West Putnam Avenue, Greenwich, Connecticut		06830

(Address of Principal Executive Offices)		(Zip Code)
(203) 661-1100

(Registrant’s Telephone Number, Including Area Code)
None

(Former Name, Former Address,
if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
Retention Bonus Agreement with Named Executive Officer
As part of the succession planning process of UST Inc. (the “Company”), effective as of November 3, 2005, the Company and Vincent A. Gierer, Jr. have entered into a Retention Bonus Agreement (the “Agreement”) whereby the Company has agreed to pay a $5,000,000 retention bonus to Mr. Gierer as soon as practicable after July 1, 2007; provided that Mr. Gierer remains as Chairman and Chief Executive Officer (“CEO”) of the Company through December 31, 2006, the date on which Mr. Gierer plans to retire from the Company. The Agreement provides, however, that if Mr. Gierer’s employment terminates before December 31, 2006 (the “remaining employment period”) for certain reasons (death, disability, termination for Good Reason (as defined in his current Employment Agreement dated July 23, 1987), or involuntarily without cause), he would receive a pro-rata payment of the retention bonus based on whole months worked during the remaining employment period. The retention bonus is being provided in light of Mr. Gierer’s significant holdings in the Company (533,660 shares and 860,300 options) and in lieu of any equity compensation grants that otherwise would have been made to Mr. Gierer in 2005 and 2006, the value of which would be approximately equal to the retention bonus amount. The Agreement further provides that: (1) if Mr. Gierer retires early at his own initiative or is terminated for cause, then the full amount of the retention bonus will be forfeited and (2) the retention bonus amount will not be included in the determination of any benefits under the Company’s benefit or pension plans. The Agreement is not intended to replace Mr. Gierer’s current Employment Agreement.
A copy of the Agreement approved by the Company’s Board of Directors is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Amendment of Agreement with Named Executive Officer
Effective as of November 3, 2005, the Company and U.S. Smokeless Tobacco Company (“USSTC”) entered into an amendment to the agreement, dated September 13, 2004, with Murray S. Kessler (the “Amendment”) which (1) clarifies that in his new position as President and Chief Operating Officer of the Company, Mr. Kessler will now be employed by the Company, rather than USSTC and (2) requires Mr. Kessler to resign as a director and officer of the Company, USSTC or any of their affiliates upon termination of his employment if the Company so requests.
Except as set forth in the Amendment, the terms and conditions of the agreement dated September 13, 2004 will remain unmodified and in full force and effect.
A copy of the Amendment approved by the Company’s Board of Directors is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
Increase in Compensation with Named Executive Officers
Upon the recommendation of its Compensation Committee, the Board of Directors of the Company approved (i) a 4.8% increase in the base salary of Mr. Gierer from $1,050,000 to $1,100,000 effective November 3, 2005 and (ii) a 10% increase in the base salary of Mr. Kessler from $588,000 to $646,800 effective November 3, 2005 as a result of his election to the position of President and Chief Operating Officer of the Company, as stated below in Item 5.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Upon the recommendation of its Nominating & Corporate Governance Committee, the Board of Directors of the Company elected Mr. Kessler as President and Chief Operating Officer of the Company and Daniel W. Butler as President of USSTC, effective as of November 3, 2005.
The information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K for Mr. Kessler is incorporated herein by reference to the Company’s 2005 Proxy Statement dated March 24, 2005.
Mr. Butler (45) — Daniel W. Bulter is President of USSTC. Mr. Butler has served as Executive Vice President and General Manager of USSTC since September 1, 2004. Mr. Butler was employed at Kraft Foods from 1987 to 2004 and held several executive positions of increasing responsibility. From 2002 to 2004, Mr. Butler served as Executive Vice President and General Manager of the Nabisco Biscuit Division of Kraft Foods. From 2000 to 2002, Mr. Butler served as Executive Vice President and General Manager of Kraft Canada.
Upon the recommendation of its Nominating & Corporate Governance Committee, the Board of Directors of the Company elected Patrick J. Mannelly and Murray S. Kessler as directors of the Company on November 3, 2005. Mr. Mannelly has been named as a member of the Audit and Strategic Review Committees of the Company and Mr. Kessler has been named as a member of the Strategic Review Committee of the Company.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit 10.1	Retention Bonus Agreement, dated November 3, 2005, by and between UST Inc. and Vincent A. Gierer, Jr.

Exhibit 10.2	Amendment dated November 3, 2005 to agreement, dated September 13, 2004, by and among UST Inc., U.S. Smokeless Tobacco Company and Murray S. Kessler

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UST INC.
Dated: November 8, 2005	By:	/s/ Richard A. Kohlberger
		Name:	Richard A. Kohlberger
		Title:	Senior Vice President, General Counsel and Secretary

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